Exhibit (i)

SEWARD & KISSEL LLP

One Battery Park Plaza

New York, New York 10004

Telephone: (212) 574-1200

Facsimile: (212) 481-8420

www.sewkis.com

April 28, 2017

Wintergreen Fund, Inc.

333 Route 46 West, Suite 204

Mountain Lakes, NJ 07046

Ladies and Gentlemen:

We have acted as counsel for Wintergreen Fund, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of Common Stock of the Company, par value $0.001 per share (the “Shares”), of two classes designated as the Investor Class and the Institutional Class (the “Classes”). The Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of Post-Effective Amendment No. 23 to the Company’s Registration Statement on Form N-1A (File Nos. 333-124761 and 811-21764) to be filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2017 and to become effective on April 28, 2017 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as an exhibit. We have examined the Charter and By-Laws of the Company and any amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the above-referenced Classes authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws

Wintergreen Fund, Inc.

April 28, 2017

or the securities or “blue sky” laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP